Thorium Power Changes Corporate Name to Lightbridge

-- Anticipates NASDAQ Listing on or About October 9th, 2009 --

MCLEAN, Va. -- Sept. 29, 2009 – Thorium Power, Ltd. (OTCBB: LTBG), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for civil nuclear energy programs, today announced that the Company’s name change to Lightbridge Corporation has been formalized and its ticker symbol will temporarily change from “THPW” to “LTBG” effective at the opening of the market today, September 29th. The Company anticipates a listing on the NASDAQ Capital Market on or about October 9th, when the ticker symbol will become “LTBR.”

Seth Grae, CEO for Lightbridge stated, “The name change to Lightbridge is a milestone event for us. We believe that the word ‘Lightbridge” better represents who we are, our global product and service offerings, and the evolution of our company.”

Lightbridge is a leading provider of nuclear energy consulting services worldwide and is developing next generation nuclear fuel technology that will significantly reduce nuclear waste and the threat of proliferation. The combination of two core businesses puts Lightbridge in a unique position to capitalize on the global nuclear renaissance and growing trend of pursuing cleaner and safer forms of nuclear energy. The Company has an unrivaled depth of talent with a roster of leading experts and advisors that have served in industry and governmental positions for decades.

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, VA with operations in Abu Dhabi, Moscow and London. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge’s breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way towards a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. It leverages those broad and integrated capabilities by offering their services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Further information is available on Lightbridge’s website at: http://www.Ltbridge.com